Exhibit (a)(1)(F)

UNITED RENTALS, INC.

OFFER TO PURCHASE FOR CASH

UP TO 27,160,000 SHARES OF ITS COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE

RIGHTS) AT A PURCHASE PRICE NOT GREATER THAN $25.00

NOR LESS THAN $22.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 16, 2008
(THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

June 17, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 17, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the Offer by United Rentals, Inc., a Delaware corporation (“United Rentals” or the “Company”), to purchase up to 27,160,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights, at a purchase price of not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). All references to “shares” refer to shares of Common Stock unless otherwise indicated and include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of September 28, 2001, between United Rentals, Inc. and American Stock Transfer & Trust Co., as Rights Agent, as amended. All shares tendered and purchased will include such associated preferred share purchase rights. No additional consideration will be paid for the associated rights. All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

On the terms and subject to the conditions of the Offer, United Rentals will determine a single per share price, not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that it will pay for shares properly tendered and not properly withdrawn in the Offer. United Rentals will take into account the total number of shares tendered and the prices specified by tendering shareholders in determining this price. United Rentals will then select the lowest purchase price (in multiples of $0.25 above $22.00) (the “Purchase Price”) within the price range specified above that will allow it to buy 27,160,000 shares (or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn). All shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. United Rentals will purchase only shares properly tendered at prices at or below the Purchase Price. However, because of the proration, “odd lot” priority and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares the Company seeks are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at the Company’s expense promptly after the Expiration Date.

If more than 27,160,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, the Company will purchase shares in the following order of priority:

•	First, the Company will purchase all lots of less than 100 shares tendered in their entirety (“Odd Lots”) at the Purchase Price from shareholders who properly tender their entire Odd Lot at or below the Purchase Price and who do not properly withdraw those shares before the Expiration Date.

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, the Company will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until the Company has acquired the number of shares that it has offered to purchase (except for shareholders who tendered shares conditionally for which the condition was not satisfied).

•	Third, only if necessary to permit the Company to purchase 27,160,000 shares (or such greater number of shares as United Rentals may elect to purchase, subject to applicable law), the Company will purchase shares at the Purchase Price from shareholders who have validly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date. Shares issuable upon the conditional exercise of options or warrants and tendered in accordance with the special procedures described in Section 3 of the Offer to Purchase will be treated as conditionally tendered for this purpose.

Therefore, the Company may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6 of the Offer to Purchase.

United Rentals expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements and the terms of the Purchase Agreement. See Section 1 of the Offer to Purchase.

We are the holder of record of shares held for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

Accordingly, we request instructions as to whether you wish to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	Shares may be tendered at a price not greater than $25.00 nor less than $22.00 per share or at the price determined pursuant to the Offer, as indicated in the attached Instruction Form, net to the seller in cash, without interest.

2.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on July 16, 2008 unless the Offer is extended by United Rentals.

3.	The Offer is not conditioned on any minimum number of shares being tendered. However, the Offer is subject to other conditions. See Section 7 of the Offer to Purchase.

4.	The Offer is for 27,160,000 shares, constituting approximately 31.4% of the Company’s outstanding shares as of June 9, 2008.

5.	None of United Rentals, its Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. The directors, executive officers and affiliates of the Company have advised the Company that they do not intend to tender any shares owned by them in the Offer.

6.	The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of shares by United Rentals in the Offer. Shareholders holding shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender shares through such brokers or other nominees and not directly to the Depositary.

If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your shares, all such shares will be tendered unless otherwise indicated on the attached Instruction Form. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

Please forward your Instruction Form(s) to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Offer.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the shares. United Rentals is not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, United Rentals may, at its discretion, take any actions necessary for it to make the Offer to shareholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of United Rentals by the Dealer Managers or one or more registered brokers or dealers. These agents are licensed under the laws of such jurisdiction.

INSTRUCTIONS FORM

With Respect to the Offer by

UNITED RENTALS, INC.

to Purchase for Cash Up to 27,160,000 Shares
of its Common Stock, No Par Value Per Share,
at a Purchase Price Not Greater Than $25.00 Nor Less Than $22.00 Net Per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 17, 2008, and the related Letter of Transmittal in connection with the Offer by United Rentals, Inc., a Delaware corporation (“United Rentals” or the “Company”), to purchase up to 27,160,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred share purchase rights, at a purchase price of not greater than $25.00 nor less than $22.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). All references to “shares” refer to shares of Common Stock unless otherwise indicated and include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as if September 28, 2001, between United Rentals, Inc. and American Stock Transfer & Trust Co., as Rights Agent, as amended. All shares tendered and purchased will include such associated preferred share purchase rights. No additional consideration will be paid for the associated rights.

This Instructions Form will instruct you to tender to United Rentals the number of shares indicated below or, if no number is indicated below, all shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES BEING TENDERED HEREBY:            SHARES*

*	Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER
(See Instruction 5 of the Letter of Transmittal)

☐	The undersigned wishes to maximize the chance of having United Rentals purchase all the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders shares and is willing to accept the Purchase Price pursuant to the Offer. Note that this election could result in your shares being purchased at the minimum price of $22.00 per share.

— OR —

SHARES TENDERED AT A PRICE DETERMINED BY SHAREHOLDER
(See Instruction 4 of the Letter of Transmittal)

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the Purchase Price for the shares is less than the price checked. If the Purchase Price for the shares is equal to or greater than the price checked, then the shares purchased by United Rentals will be purchased at the Purchase Price. A shareholder who wishes to tender shares at more than one price must complete a separate Letter of

Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ Price $22.00	☐ Price $23.25	☐ Price $24.50
☐ Price $22.25	☐ Price $23.50	☐ Price $24.75
☐ Price $22.50	☐ Price $23.75	☐ Price $25.00
☐ Price $22.75	☐ Price $24.00
☐ Price $23.00	☐ Price $24.25

ODD LOTS

(See Instruction 6 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that the undersigned owns, whether beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

In addition, the undersigned is tendering shares either (check one box):

☐	at the purchase price, as the same will be determined by the Company in accordance with the terms of the Tender Offer (persons checking this box need not indicate the price per share above); or

☐	at the price per share indicated above in the section captioned “Price (In Dollars) per share at Which Shares Are Being Tendered.”

CONDITIONAL TENDER

(See Instruction 6 of the Letter of Transmittal)

A shareholder may tender his or her shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to this Letter of Transmittal must be purchased if any shares tendered are purchased, all as described in the Offer to Purchase (see Section 6 of the Offer to Purchase, in particular). Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” below. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional:

☐	The minimum number of shares that must be purchased, if any are purchased, is shares.

If, because of proration, the minimum number of shares designated will not be purchased, United Rentals may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have properly tendered all of his or her shares and checked the box below:

☐	The tendered shares represent all shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

Account Number:

Signature(s):

Print Name(s):

Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

Date: